UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 16, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Business

Item 8.01 Other Business.

As previously disclosed, IA Global, Inc. (Company) has been investigating unusual trading activity in its stock and has officially filed complaints regarding this trading activity with the Securities and Exchange Commission (SEC) and Financial Industry Regulatory Authority (FINRA). The Company has been cooperating with the SEC on an informal basis as they review the Company’s complaint.

As part of the Company’s ongoing investigation of the alleged manipulation of its common stock, we requested that all 5% holders present their share certificates and provide a representation that the owners have not sold, shorted, lent, hedged or used their certificates in any manner that would adversely impact the Company’s share price.

The Company has determined that Mr. Hiroki Isobe and his affiliated funds, holders of 76,064,070 shares, or 35%, of the Company’s common stock as of December 31, 2008, pledged 31,830,916 of his shares as collateral for loans since May 2008. Additional shares were provided to further secure the loans as the share price decreased.

On February 21, 2008, Mr. Schneideman, our CEO, was granted a proxy by IAJ LBO Fund, PBAA, Terra Firma, IAJ, Mr. Isobe and Mr. Nagae, to vote the 47.3% of the Common Stock held by these stockholders at all of the Company’s 2008 shareholder meetings. This proxy has expired and will not be renewed.

To the Company’s knowledge, Mr. Isobe has not updated his Form 13D filings with the SEC to reflect the pledge of his shares as collateral for the loans. Mr. Schneideman has sent communications to Mr. Isobe demanding that he immediately update his Form 13D filings to reflect the pledge of his shares and to report any other matters required to be disclosed on Form 13D in accordance with SEC regulations. Mr. Schneideman has further requested that he be removed as an associated person on Mr. Isobe’s Form 13D.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(d)	Exhibits –

Exhibit No.	Description

99.1	Press release, dated January 16, 2009, updating the status of alleged short and other manipulative selling of its common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: January 16, 2009

By:	/s/ Derek Schneideman

Derek Schneideman

Chief Executive Officer